Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Viasat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	5,000,000	$14.84 (2)	$74,200,000	$147.60 per $1,000,000	$10,952

Total Offering Amounts							$10,952

Total Fee Offsets							N/A

Net Fee Due							$10,952

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act), this registration statement also includes an indeterminate number of additional shares of common stock to be offered or sold pursuant to the Viasat, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”). Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of common stock of Viasat, Inc., a Delaware corporation (“Viasat” or the “registrant”), that may be issued pursuant to the 401(k) Plan by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Viasat common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Select Market on May 23, 2024.